CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated May 8, 1998, accompanying the financial statements of Johnson Engineering Corporation, as of and for the year ended December 31, 1997, included in the Spacehab, Incorporated Form 8-K as of July 1, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of Spacehab, Incorporated on Form S-3 and related amendments (File No. 333-43221, filed on December 24, 1997, January 15, 1998, and February 4, 1998) and on Forms S-8 (File No. 333-43159, effective December 24, 1997, File No. 333-36779 as amended, effective September 30, 1997, and File No.
333-43181, effective December 24, 1997).


/s/ GRANT THORNTON
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GRANT THORNTON LLP

Oklahoma City, Oklahoma
July 11, 1998